Sub-Item 77Q2

Nuveen Dividend Advantage Municipal Fund 2
333-53240, 811-10255

Based on a review of the SEC Forms 3, 4 and 5 furnished
to the Fund, the Fund believes that all Section 16(a)
filing requirements applicable to the Funds officers
and directors, investment adviser and affiliated
persons of the investment adviser were complied with,
except that a Form 3 report,
Initial Statement of Beneficial Ownership of Securities,
on behalf of the officer listed below, was amended, due to an incorrect date on original Form 3.
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There are no greater than ten-percent
shareholders of the Fund.


OFFICER:

James Ruane, filed amended Form 3 on April 1, 2009, accession number 0001225208-09- 009069.